Custody Agreement
SCHEDULE II SERIES

448330	GaveKal Knowledge Leaders Developed World ETF	July 08, 2015
448329	GaveKal Knowledge Leaders Emerging Markets ETF	July 08, 0215
824504	The WEAR ETF	_____, 2016

EXCHANGE LISTED FUNDS TRUST

By:
Title: J. Garrett Stevens
Date:

THE BANK OF NEW YORK MELLON

By:

Title:
Date: